EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase of shares on the New York Stock Exchange.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.
Date	Type	Price	Shares
8/22/20111	Purchase	$1.3880	55700
8/23/20112	Purchase	1.4608	50224
8/24/20113	Purchase	1.4366	16000
8/25/20114	Purchase	1.3862	10745
8/26/20115	Purchase	1.4026	33500
8/29/20116	Purchase	1.4656	11800
8/30/20117	Purchase	1.5010	36346
8/31/20118	Purchase	1.6033	59333
9/1/20119	Purchase	1.5266	21000
9/2/201110	Purchase	1.3853	25500
9/6/201111	Purchase	1.2825	27000
9/7/201112	Purchase	1.3755	100100
9/8/201113	Purchase	1.2922	35367
9/9/201114	Purchase	1.2643	14897
9/12/201115	Purchase	1.2677	9700
9/13/201116	Purchase	1.2700	23675
9/14/201117	Purchase	1.3255	43700
9/15/201118	Purchase	1.3482	12664

1 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
2 This transaction was executed in multiple trades at prices ranging from $1.39 -1.49.
3 This transaction was executed in multiple trades at prices ranging from $1.43 - 1.45.
4 This transaction was executed in multiple trades at prices ranging from $1.36 - 1.40.
5 This transaction was executed in multiple trades at prices ranging from $1.39 - 1.43.
6 This transaction was executed in multiple trades at prices ranging from $1.45 - 1.48.
7 This transaction was executed in multiple trades at prices ranging from $1.49 - 1.51.
8 This transaction was executed in multiple trades at prices ranging from $1.59 - 1.64.
9 This transaction was executed in multiple trades at prices ranging from $1.48 - 1.57.
10 This transaction was executed in multiple trades at prices ranging from $1.35 - 1.40.
11 This transaction was executed in multiple trades at prices ranging from $1.26 - 1.30.
12 This transaction was executed in multiple trades at prices ranging from $1.34 - 1.40.
13 This transaction was executed in multiple trades at prices ranging from $1.28 - 1.33.
14 This transaction was executed in multiple trades at prices ranging from $1.25 - 1.27.
15 This transaction was executed in multiple trades at prices ranging from $1.26 - 1.27.
16 This transaction was executed in multiple trades at prices ranging from $1.21 - 1.31.
17 This transaction was executed in multiple trades at prices ranging from $1.25 - 1.35.
18 This transaction was executed in multiple trades at prices ranging from $1.34 - 1.35.